Exhibit 23.1

KPMG LLP Suite 900
10 South Broadway
St. Louis, MO 63102-1761

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-264002, 333-270484, 333-278511, and 333-280819 on Form S-8; 333-269104 and 333-280818 on Form S-3; and 333-259408, 333-271455, 333-273405, 333-276502, 333-279515, 333-281628, and 333-282358 on Form S-1) of our report dated March 27, 2025, with respect to the consolidated financial statements of Cingulate Inc.

St. Louis, Missouri
March 27, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.